Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

                                                           OTHER NAMES
                                        JURISDICTION OF    UNDER WHICH
                                       INCORPORATION OR     SUBSIDIARY
NAME (AND % OWNED)                       ORGANIZATION     DOES BUSINESS
------------------------------------   ----------------   -------------
Capco Asset Management, Inc.                Nevada             None
  (100% owned by Capco Energy, Inc.)

Capco Offshore, Inc.                        Texas              None
  (100% owned by Capco Energy, Inc.)

Packard Gas Company                         Texas              None
  (100% owned by Capco Energy, Inc.)

Bison Energy Company                       Wyoming             None
  (80% owned by Capco Energy, Inc.)